AMENDED AND RESTATED
                    STOCK REPURCHASE AGREEMENT


     THIS AMENDED AND RESTATED STOCK REPURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 11th day of June, 1996, by and among JW CHARLES FINANCIAL SERVICES, INC., a Florida corporation ("Purchaser"), and GILMAN CMG, INC., a Delaware corporation ("Seller"), and, solely for purposes of
Section 3 of this Agreement, MARSHALL T. LEEDS ("Leeds") and JOEL
E. MARKS ("Marks").

                       W I T N E S S E T H:
                       - - - - - - - - - -

     WHEREAS, on May 15, 1995, Seller, Purchaser, Leeds and Marks entered into an agreement (the "Stock Repurchase Agreement") pursuant to which, among other things, Purchaser agreed to purchase, and Seller agreed to sell, the 1,915,849 shares of the $.001 par value per share common stock of Purchaser ("Common Stock") then owned by Seller in installments from time to time, but not later than April 15, 2000; and

     WHEREAS, on May 14, 1996, the parties entered into that certain Agreement in Principle ("Agreement in Principle") pursuant to which, effective as of April 15, 1996, Purchaser repurchased 315,510 shares of Common Stock (the "Purchased Shares") pursuant to the Stock Repurchase Agreement, and the parties undertook to restructure the repurchase of the remaining 1,600,339 shares of Common Stock (the "Remaining Shares") owned by Seller, constituting approximately 44% of the issued and outstanding Common Stock; and

     WHEREAS, the Purchased Shares and related stock powers remain in escrow with North American Transfer Co. (the "Escrow
Agent") pending Purchaser's repurchase of the Remaining Shares;
and

     WHEREAS, pursuant to the Agreement in Principle, the parties to the Stock Repurchase Agreement now desire to amend and restate the Stock Repurchase Agreement to provide for the immediate repurchase of the Remaining Shares by Purchaser, the release from escrow and cancellation of the Purchased Shares and certain other related matters;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1.   AMENDMENT AND RESTATEMENT; SALE AND REPURCHASE OF
          REMAINING SHARES.

     The Stock Repurchase Agreement is hereby amended and restated in its entirety, and is no longer in force or effect to any extent, being superseded and replaced by this Agreement from and after this date. Subject in all respects to the terms and provisions of this Agreement, Purchaser hereby repurchases, and Seller hereby sells and transfers to Purchaser, the Remaining Shares for a total repurchase price of $6,125,000 (the "Repurchase Price"), payable in accordance with Section 2 hereof.

     2.   PAYMENT FOR REMAINING SHARES; DELIVERY OF CERTIFICATES.
Contemporaneously with the execution and delivery of this
Agreement:

     (a) Purchaser is delivering to Seller in full payment of the Remaining Shares Purchaser's promissory note in the amount of $6,125,000 in the form of Exhibit A to this Agreement (the
"Note");

     (b) Pursuant to the terms of the Escrow Agreement by and among Escrow Agent, Purchaser and Seller dated as of May 15, 1996, Seller and Purchaser are executing a joint Notice of Release to the Escrow Agent which instructs the Escrow Agent to take any and all actions necessary to cause the delivery to Purchaser of the certificates representing the Purchased Shares and the Remaining Shares and duly executed blank stock powers therefor.

     3.   ELECTION OF BOARD OF DIRECTORS.

     (a) Until all amounts due pursuant to (i) the Note and (ii) that certain Loan Agreement dated May 15, 1995 by and between Purchaser and Seller have been paid to Seller in full, Leeds, Marks and Purchaser shall use their respective best efforts, and, in the case of Leeds and Marks, vote their respective shares of Purchaser, to cause the Board of Directors of Purchaser (the "Board") to be comprised of an even number of directors, and at no time less than four (4), with Seller entitled to designate persons as nominees for one-half (1/2) of the total Board positions. Each nominee designated by Seller must be reasonably acceptable to Leeds and Marks. If the position of a director designated by Seller becomes vacant for any reason, Seller shall be entitled to designate the person to become the successor director, provided that such successor director must be reasonably acceptable to Leeds and Marks. If Seller notifies Leeds and Marks in writing that it wishes to remove a director whom it has designated, the parties hereto shall cooperate in taking all lawful action necessary to effect the removal of such director as promptly as practicable.

     (b) Seller agrees to instruct its designees to act in good faith and use their best efforts in discharging their respective duties as a director of Purchaser.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to, and agrees with, Purchaser as follows:

     (a) Freedom from Encumbrances. Seller is the record and lawful owner of the Remaining Shares. The Remaining Shares are free and clear of all liens, charges, rights, pledges, hypothecations, and encumbrances of any kind whatsoever in favor of any person.

     (b) Organization, Power, Etc. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to conduct business in all other states or jurisdictions in which the failure to be so qualified would adversely affect Seller's ability to perform its obligations hereunder. Seller has all requisite corporate power and authority to carry on its business as now being conducted, and to execute and deliver this Agreement and to perform its obligations hereunder.

     (c) Authorization of Agreement. The execution, delivery, and performance of this Agreement by Seller and the consummation


by it of the transactions contemplated hereby have been duly and effectively authorized by all requisite corporate action. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (d) Effect of Agreement. Neither the execution and delivery by Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will violate any provision of law, the Certificate of Incorporation or By-laws of Seller, any judgment, award, or decree, or any indenture, agreement, or other instrument to which Seller is a party, or by which Seller or any of its properties or assets is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument.

     (e) No Brokers. No broker, agent, finder, consultant, or other person has been retained by or has acted on behalf of Seller (other than legal and accounting advisors), or is entitled to be paid based upon any agreement or understanding made by Seller in connection with the transactions contemplated by this Agreement or the Stock Repurchase Agreement. Purchaser shall have no liability for any broker's fee, finder's fee, consultant's fee, or similar third party remuneration by reason of any action of Seller.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to, and agrees with, Seller as follows:

     (a) Organization, Power, Etc. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Note and to perform its obligations hereunder and thereunder. Purchaser represents and warrants that it is duly organized, validly existing, and in good standing under the laws of the State of Florida and is duly qualified to conduct business in all other states and jurisdictions in which the failure to be so qualified would adversely affect its ability to perform its obligations hereunder.

     (b) Authorization of Agreement. The execution, delivery, and performance of this Agreement and of the Note by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and effectively authorized by all requisite corporate action. This Agreement and the Note constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Effect of Agreement. Neither the execution and delivery by Purchaser of this Agreement or the Note nor the consummation by Purchaser of the transactions contemplated hereby or thereby will violate any provision of law, or any organizational documents of Purchaser, any judgment, award, or decree, or any indenture, agreement, or other instrument to which Purchaser is a party, or by which Purchaser or any of its properties or assets are bound, or conflict with, result in a


breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument.

     (d) No Brokers. No broker, agent, finder, consultant, or other person has been retained by or has acted on behalf of Purchaser (other than legal and accounting advisors), or is entitled to be paid based upon any agreement or understanding made by Purchaser in connection with the transactions contemplated by this Agreement or the Stock Repurchase Agreement. Seller shall have no liability for any broker's fee, finder's fee, consultant's fee, or similar third party remuneration by reason of any action of Purchaser.

     6. COVENANTS OF PURCHASER. Purchaser covenants and agrees that at all times until the Note is paid in full:

          (a) Indebtedness. Neither Purchaser nor any of its subsidiaries, without the prior written consent of Seller, will create, incur, assume, or suffer to exist liability for, contingently or otherwise, any indebtedness for borrowed money (including, without limitation, any guaranty of the indebtedness of another person), if Purchaser's consolidated debt to equity ratio, determined in accordance with generally accepted accounting principles as applied in the United States of America ("GAAP") after giving effect to such indebtedness and (whether or not in accordance with GAAP) treating any guaranty of the indebtedness of another person as an indebtedness of Purchaser in the amount covered by such guaranty, is greater than 3 to 1, except that the following will be permitted in any event and will not be included in the calculation of the debt to equity ratio as set forth above:

          (i) all current indebtedness of Purchaser to Seller whether pursuant to this Agreement or otherwise;

          (ii) unsecured current liabilities incurred with trade creditors in the ordinary course of business other than those which are for money borrowed or are evidenced by bonds, debentures, notes, or other similar instruments;

          (iii) money borrowed from banks or other financial institutions in the ordinary course of business solely for the purpose of purchasing securities for the account of
     (A) any subsidiary of Purchaser that is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended, or (B) customer margin accounts of any such subsidiary;

          (iv) notes or similar written instruments executed in the ordinary course of business solely for the purpose of providing fidelity bond insurance and insurance of customer accounts in excess of the coverage provided by the Securities Investor Protection Corporation (SIPC); and

          (v) purchase money mortgage obligations incurred in the ordinary course of business by Purchaser and its subsidiaries that do not exceed $1,000,000 in the aggregate on a consolidated basis at any time.

For purposes of this subsection (a), equity and stockholders'


equity will be deemed to include all preferred stock of Purchaser, whether redeemable or nonredeemable, regardless of the treatment of such preferred stock under GAAP.

          (b) Minimum Stockholders' Equity. Stockholders' equity as of the end of any fiscal quarter, excluding outstanding preferred stock, will not be less than $7,000,000, plus 30% of Purchaser's net income for such fiscal quarter-end period, plus 75 % of net proceeds from any Common Stock issuances.

          (c) Minimum Earnings. For four of the quarters within any consecutive six quarterly period, Purchaser's reported net income, as defined by GAAP, plus expenses for the amortization of intangible expenses associated with the acquisition of assets or equity, will in the aggregate exceed $1,500,000.

          (d) Maintenance of Brokerage Business. Purchaser will continue to operate retail securities brokerage offices through locations owned by Purchaser's affiliates and through independently owned offices that are correspondents of an affiliate of Purchaser, and the operation of such brokerage business will remain a substantial part of Purchaser's corporate strategy for growth.

          (e) Corporate Existence and Qualification. Purchaser will do, or cause to be done, all things necessary to preserve, renew, and maintain in full force and effect its corporate existence and the corporate existence of Corporate Securities Group, Inc., JW Charles Securities, Inc., and JW Charles Clearing Corp. (collectively, the "Principal Subsidiaries") and their respective rights, licenses, and permits. Purchaser and the Principal Subsidiaries will comply with all material laws applicable to them. The businesses of Purchaser and the Principal Subsidiaries will be operated in a proper manner and substantially as presently operated or proposed to be operated; and at all times Purchaser will maintain, preserve, and protect its franchises and trade names and preserve its property used or useful in the conduct of the business of Purchaser or the Principal Subsidiaries, and keep the same in good repair, working order, and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          (f) Financial Statements; SEC Reports. Purchaser will keep its books of account in accordance with GAAP and furnish to Seller within 120 days after the close of any fiscal year a consolidated balance sheet as of the close of such year and consolidated statements of income and retained earnings and consolidated statements of cash flows for such year, each as audited and certified by Purchaser's independent public accountants. Within 60 days after each of the first three fiscal quarters, Purchaser will furnish to Seller a balance sheet and income statement for such quarter certified by Purchaser's chief financial officer. Purchaser will furnish to Seller with reasonable promptness such other data as Seller reasonably requests and will at all times and from time to time permit Seller by or through any of its officers, authorized agents, attorneys, or accountants to inspect and make extracts from Purchaser's books and records. Purchaser will furnish Seller,


within five days of filing of or delivery to the Securities and Exchange Commission, a copy of all Reports on Form 10-K, 10-Q and 8-K, and of all of Purchaser's proxy statements and annual or quarterly reports to stockholders.

          (g) Taxes and Claims. Purchaser will promptly pay and discharge and cause its subsidiaries to promptly pay and discharge (i) all taxes, assessments and governmental charges upon or against Purchaser, its subsidiaries, or their respective assets, including payroll taxes, prior to the date on which penalties accrue with respect thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established on the books and records of Purchaser; and (ii) all lawful claims, whether for labor, materials, supplies, services, or anything else that reasonably could, if unpaid, result in the placement of a lien or charge upon the properties or assets of Purchaser or its subsidiaries unless and to the extent that the same are transferred to bond, and are being diligently contested in good faith by appropriate proceedings, and appropriate reserves therefor have been established on the books and records of Purchaser.

          (h) Books and Records. Purchaser will maintain at all times true and correct books, records, and accounts in which true and correct entries will be made of its transactions in accordance with GAAP; and by means of appropriate quarterly entries reflected in its accounts and in all financial statements furnished pursuant to subsection (f) of this Section 6, establish proper liabilities and reserves for all taxes and proper reserves for depreciation, renewal, and replacement, obsolescence, and amortization of its properties and bad debts, all in accordance with GAAP.

          (i) Inspection by Seller; Audits. Purchaser will allow any authorized representative of Seller to visit and inspect any of the properties of Purchaser and its subsidiaries, to examine the books of account and other records and files of Purchaser or any of its subsidiaries, to make copies thereof and to discuss the affairs, business, finances, and accounts of Purchaser or any of its subsidiaries with the officers and employees of Purchaser or any of its subsidiaries, all at such reasonable times and as often as Seller may reasonably request.

          (j) Pay Indebtedness to Seller and Perform Other Covenants. Purchaser will make full and timely payments of the principal of and interest on the Note and all other indebtedness of Purchaser to Seller, whether now existing or hereafter arising, and duly comply with all the terms and covenants contained in each of the instruments and documents given to Seller pursuant to this Agreement in the manner set forth herein.

          (k) Litigation. Purchaser will promptly notify Seller upon the commencement of any action, suit, claim, counterclaim, or proceeding against, or investigation of, Purchaser or any of its subsidiaries in which the damages claimed exceed $500,000 or which Purchaser reasonably believes may materially and adversely affect the business of Purchaser or any of its subsidiaries; provided that Purchaser will have no obligation to notify Seller if the alleged liability is fully covered by insurance, excluding application of any standard deductible. If the damages claimed


in any action, suit, claim, counterclaim, or proceeding in which the liability alleged is not covered by insurance exceed $1,000,000 or if Purchaser reasonably believes the litigation could materially and adversely affect its business or that of any of its subsidiaries, Purchaser will also provide Seller, upon request, with an opinion of counsel concerning the litigation or investigation and the probable outcome thereof.

          (l) Regulatory Enforcement Actions. Purchaser will promptly notify Seller of the institution of any investigation or indictment, the filing of any complaint, the issuance of any cease and desist order or injunction, or the imposition of any fine or non-monetary sanction, whether civil or criminal, by any regulatory enforcement agency, district attorney's office, attorney general's office or U.S. Attorney's office which involves Purchaser or any of its subsidiaries and could reasonably be expected to have a material adverse effect on Purchaser or any of its subsidiaries. Such notification will include a description of the event that led to such action by the enforcement agency.

          (m) Defaults or Assessments. Purchaser will promptly notify Seller in writing of (i) any material assessment against it by any taxing authority for unpaid taxes (and will supply Seller with copies of all notices from the Internal Revenue Service or any other taxing authority with respect to any such matter); (ii) any default by Purchaser or any of its subsidiaries in the performance of (or any material modification of, or waivers granted in connection with) any of the material terms or conditions contained in any material agreement, mortgage, indenture or instrument to which Purchaser or any of its subsidiaries is a party or which is binding upon Purchaser; and
(iii) any default by Purchaser in the payment of any indebtedness which may, singly or in the aggregate, have a material adverse effect on the business, assets, financial condition, operations, or prospects of Purchaser and its subsidiaries taken as a whole.

          (n)  Change of Name, Principal Place of Business, Etc.
Purchaser will notify Seller immediately of any change in its name, principal place of business, the office where its books and records are kept, or its agent for service of process.

          (o) Mergers, Etc. Without Seller's consent, Purchaser will not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to any person.

          (p) Bankruptcy or Insolvency. Purchaser shall not bring any action seeking its dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver, or other custodian for any of Purchaser's property; nor shall Purchaser commence a voluntary case under the Federal Bankruptcy Code, or institute a reorganization or arrangement proceeding for the settlement, readjustment, composition, or extension of Purchaser's debts upon any terms; nor shall Purchaser otherwise bring an action or petition seeking similar relief or alleging that Purchaser is insolvent or unable to pay its debts as they mature.

     (q)  Limitation of Remedies.  Seller's sole and exclusive


remedy for a breach of or other failure to comply with this
Section 6 shall be limited to those remedies set forth in the Note.

     7.   ADDITIONAL AGREEMENTS.

     (a)  Confidentiality.

          (i) Seller covenants and agrees that it will receive, hold, and maintain the Confidential Information, as defined below, in the strictest confidence and will not disclose the same to any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization and government. Seller agrees that it shall protect Confidential Information from disclosure and in no event take any action causing, or fail to take action necessary in order to prevent, any Confidential Information disclosed to Seller to lose its character as Confidential Information, except as required by law. Seller agrees that it shall not use, reproduce, disclose, or otherwise disseminate Confidential Information, except for its designees, chosen in accordance with Section 3, to perform their duties as directors of Purchaser.

          (ii) For purposes of this Agreement, the term "Confidential Information" means all technical, business, and other information relating to Purchaser's customers, operations, finances, and business which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons. However, "Confidential Information" shall not include information which (A) is generally known to the public on the date hereof, (B) becomes generally available to the public after the date hereof through no fault of Seller, or (C) any information received after the date hereof in good faith from any other Person who has the legal right to disclose such information and who has not received such information, either directly or indirectly, from Purchaser. Confidential Information may include information that is not a trade secret, but such information shall only constitute Confidential Information for two (2) years after the Note has been paid in full.

          (iii) Seller will provide Purchaser with prompt written notice (A) of any use or disclosure of Confidential Information, whether intentional or not, that violates this Agreement and of which Seller has any knowledge and (B) if it becomes legally compelled to disclose any Confidential Information, so that Purchaser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if Purchaser waives compliance with the provisions of this Agreement, Seller shall be entitled to disclose in response to legal compulsion that portion of the Confidential Information which its counsel advises it that it is legally required to disclose, but in so doing Seller will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such Confidential Information.

          (iv) If Seller considers any portion of the information disclosed to it by Purchaser not to constitute Confidential
Information, Seller shall so advise the Board of Directors of


Purchaser, stating its reasons therefor and legal authority upon which it is relying.

     (b)  Arbitration.

     (i) Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration, which shall be conducted in Atlanta, Georgia, or at such other location as the parties may agree in writing. The arbitrator shall conduct the proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration proceeding shall be initiated in accordance with the Rules. The parties hereby renounce all recourse to litigation and agree that any arbitration award shall be final and subject to no judicial review. The arbitration shall be conducted before one arbitrator, chosen in accordance with the Rules. The arbitrator shall decide the issues submitted in accordance with (A) the language and commercial purposes of this Agreement; and (B) what is just and equitable under the circumstances, provided that all substantive questions of law (excluding principles of conflicts of laws) shall be determined under the laws of the State of Florida.

     (ii) The parties agree to facilitate the arbitration by:
(A) making available to one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control determined by the arbitrator to be relevant to the dispute; (B) conducting arbitration hearings to the greatest extent possible on successive days; and (C) observing strictly the time periods established by the Rules, or by the arbitrator, for submission of evidence or briefs.

     (iii) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. All deposits and other costs (other than fees of counsel) incurred in conducting the arbitration shall be borne equally by the parties. Each party shall be solely responsible for its own attorney's fees incurred in connection with the arbitration.

     (iv) This subsection (b) will survive completion or termination of this Agreement, and will be specifically enforceable in any court of competent jurisdiction. In no event shall a demand for arbitration be made after the date when any applicable statute of limitations, or period for claims under the Agreement, would bar institution of a legal or equitable proceeding based on such dispute or subject matter in question.

     8.   GENERAL PROVISIONS.

     (a) Notices. Any notice, consent, request, or other communication to a party required or permitted hereunder shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (c) on the date transmitted by facsimile, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or (d) if sent by


Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery). In each case such notices, requests, demands, and other communications shall be sent to a party at its address or facsimile number as follows, or as otherwise designated by the party by notice in accordance herewith:

     If to Seller:            Gilman CMG, Inc.
                              111 West 50th Street
                              New York, New York
                              Attn.: John Faiella, President
                              Telecopy No.:  (212) 582-7610

     with a copy to:          Stephen Cropper, Esq.
                              Gilman Investment Company
                              111 West 50th Street
                              New York, New York
                              Telecopy No.:  (212) 582-7610

     If to Purchaser:         JW Charles Financial
                                Services, Inc.
                              1117 Perimeter Center West
                              Suite 500E
                              Atlanta, Georgia  30338
                              Attn.:  Joel E. Marks, Chief
                                Financial Officer
                              Telecopy No.:  (404) 353-5873

     If to Leeds:             Marshall T. Leeds
                              c/o JW Charles Financial Services,
                                Inc.
                              980 North Federal Highway
                              Suite 310
                              Boca Raton, Florida  33432
                              Telecopy No.:  (407) 338-2827

     If to Marks:             Joel E. Marks
                              c/o JW Charles Financial Services,
                                Inc.
                              1117 Perimeter Center West
                              Suite 500E
                              Atlanta, Georgia  30338
                              Telecopy No.:  (404) 353-5873

     with a copy (in the
     case of any of
     Purchaser, Leeds,
     or Marks) to:            W. Randy Eaddy, Esq.
                              Kilpatrick & Cody
                              1100 Peachtree Street
                              Suite 2800
                              Atlanta, Georgia  30309
                              Telecopy No.:  (404) 815-6555

or such other address or facsimile number as any party hereto shall have designated by notice in writing to the other parties hereto.

     (b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of


Florida.

     (c) Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     (d) Severability. Each section of this Agreement, and any and every provision herein, shall be severable from every other section of this Agreement, and any and every provision thereof, and the invalidity or unenforceability of any section herein or provision thereof shall not affect the validity or enforceability of any other section or provision or this Agreement.

     (e) Counterparts and Headings. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary for the same counterpart of this Agreement to be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof. The headings set out herein are for convenience of reference only and shall not be deemed a part of this Agreement.

     (f) Further Documents and Actions. The parties hereby agree to take such further actions and execute and deliver each to the other such further documents, as may be necessary or convenient from time to time to more effectively convey and transfer the Remaining Shares, the Purchased Shares or the 700,000 Shares of Series A Preferred Stock of Purchaser previously transferred by Seller to Purchaser pursuant to the Stock Repurchase Agreement, to carry out the intent and purposes of this Agreement, and to establish and protect the rights and remedies created or intended to be created hereunder.

     (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including, without limit, the Stock Repurchase Agreement, unless otherwise provided herein. This Agreement may not be modified or amended except in writing signed by both parties.




     IN WITNESS WHEREOF, this Amended and Restated Stock
Repurchase Agreement has been duly executed and delivered by the parties hereto or their duly authorized representatives as of the date first above written.

                             "Seller"

                          GILMAN CMG, INC.


                          By: /s/ John Faiella
                             John Faiella, President



                           "Purchaser"

                          JW CHARLES FINANCIAL SERVICES, INC.


                          By: /s/ Joel E. Marks
                              Joel E. Marks, Vice Chairman and
                              Chief Financial Officer



     Solely for purposes of Section 3, this Amended and Restated
Stock Repurchase Agreement has been duly executed and delivered by the undersigned as of the date first above written.



                               /s/ Marshall T. Leeds
                              -------------------------
                              MARSHALL T. LEEDS



                              /s/ Joel E. Marks
                              -------------------------
                              JOEL E. MARKS

                             PROMISSORY NOTE


U.S. $6,125,000                                             June __, 1996
                                               Palm Beach County, Florida


     FOR VALUE RECEIVED, JW Charles Financial Services, Inc., a Florida corporation ("Maker"), hereby promises to pay to Gilman CMG, Inc., a Delaware corporation ("Holder"), at its offices at 111 West 50th Street, New York, New York 10020 (or at such other place or places as Holder may designate in writing, from time to time), the principal sum of SIX MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS (U.S. $6,125,000), in lawful money of the United States of America, together with interest accruing thereon at the rate and times hereinafter provided, calculated on the daily principal balances hereof from time to time outstanding. This Note is made and delivered pursuant and is subject to the terms and conditions of that certain Amended and Restated Stock Repurchase Agreement of even date herewith between Maker and Holder (the "Agreement"). All capitalized terms not defined herein shall have the respective meanings ascribed to them in the Agreement.

     Maker promises to pay interest, calculated on the basis of a 365 or 366-day year, as applicable, for the actual number of days elapsed, on the daily principal balances from time to time outstanding at the rate of ten percent (10%) per annum.

     Accrued interest and principal will be due and payable as follows:

          (a) Except as otherwise provided herein, principal will be payable on the fifteenth day of each April, commencing on April 15, 1997, in an amount that is equal to Maker's Modified Net Income for the immediately preceding fiscal year. As used herein, "Modified Net Income" will be equal to (i) Maker's consolidated net income, as set forth in Maker's audited financial statements, for such fiscal year, minus the aggregate amount of principal payments made during such fiscal year with respect to any indebtedness of Maker to Holder or any of its affiliates, successors or assigns pursuant to that certain Loan Agreement dated May 15, 1995 between Maker and Holder (the "1995 Loan Agreement") multiplied by (ii) fifty percent (50%). Principal payments as provided above will be made by Maker to Holder for so long as any principal amounts hereunder remain unpaid, provided that a final principal payment of the entire outstanding principal balance (without regard to the formula above), if any, will be due and payable on April 15, 2000; and

          (b) Accrued but unpaid interest will be payable quarterly on the fifteenth day of each July, October, January and April, commencing on July 15, 1996, calculated through the last day preceding such payment dates, and continuing to be due and payable on the fifteenth day of each succeeding July, October, January and April thereafter so long as any amounts owing on this Note remain outstanding, with a final payment of all accrued but unpaid interest due and payable on the date indicated above on which the final payment of principal is due hereunder.

     A late charge equal to three percent (3%) of any installment of interest or principal that is not paid within fifteen (15) days of the date when the same becomes due and payable must be included with any such late payment. At any time or times during which an Event of Default (as hereafter defined) shall then exist, Holder shall be entitled to declare that the interest rate under this Note shall be equal to the maximum rate of interest permitted by applicable law (the "Default Rate of Interest") until such Event of Default has been cured.

     Maker may prepay the principal balance of this Note in whole or in part at any time, but only if Maker also pays to Holder a prepayment penalty equal to ten percent (10%) multiplied by the amount that is prepaid. From and after any such prepayment in part, interest shall be calculated on the resulting reduced principal balance. In the event of a partial prepayment of principal, the amount so paid (excluding any prepayment penalty) shall be applied to reduce on a dollar-for-dollar basis the amount of the next succeeding installment or installments of principal otherwise due hereunder, unless another application is otherwise specified by Maker; provided, however, that accrued interest calculated on the reduced principal balance shall continue to be due and payable, until the entire principal of this Note is paid in full, on the dates provided above whether or not any installment of principal is required to be paid on such date as a result the application of a partial prepayment of principal; and further provided, that no such reduction in any subsequent installment amount shall be considered in calculating a prepayment penalty pursuant to the first sentence of this paragraph if Maker should elect to make a payment of principal in respect of any such installment due date of all or any part of the reduced amount.

     Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful to contract for in such case, or to make any payment, or to do any act, contrary to applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Holder, and any and all such excess shall be automatically credited against and in reduction of the principal balance due under this indebtedness (and treated as a prepayment of principal, without the incurrence of any prepayment penalty hereunder if the same would be unlawful), and any portion of said excess that exceeds the principal balance due under this indebtedness shall be repaid by Holder to Maker.

     The occurrence of any one or more of the following events will constitute a default by Maker hereunder (each of which is sometimes referred to herein as a "Default") and the continuation of any such Default beyond the period (if any) provided below, within which such Defaults may be cured, shall be an "Event of Default" hereunder:

          (i) if Maker (A) shall file a voluntary petition under Title 11 of the United States Code (the "Bankruptcy Act") for adjudication as a bankrupt; (B) shall file an answer seeking reorganization or an arrangement under any bankruptcy or similar statute of the United States of America or any subdivision thereof or of any foreign jurisdiction in response to an involuntary petition; (C) shall consent to the filing of a petition in any such bankruptcy or reorganization proceeding; (D) shall consent to the appointment of a receiver or trustee or officer performing similar functions with respect to any substantial part of its property; (E) shall make a general assignment for the benefit of its creditors; or (F) shall execute a consent to any other type of insolvency proceedings (under the Bankruptcy Act or otherwise) or any informal proceeding for the dissolution or liquidation (whether or not related to any bankruptcy or similar proceeding) of, or settlement of, claims against or winding up of affairs of Maker; or (ii) the appointment of a receiver or trustee or officer performing similar functions for Maker or for any of its assets, or the filing against Maker of a petition for adjudication as a bankrupt or insolvent or for reorganization under any bankruptcy or similar laws of the United

     States of America or of any state thereof or of any foreign jurisdiction, or the institution against Maker of any other type of insolvency proceeding (under the Bankruptcy Act or otherwise) or of any formal or informal proceeding for the dissolution or liquidation, settlement of claims against or winding up of affairs, of Maker, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution; then, immediately and without requirement of any notice, all principal and interest and any other charges then owing under this Note or otherwise hereunder shall forthwith mature and become due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived.

          (b) if (i) Maker fails to pay within five business days of the due date any amount payable under this Note; (ii) Maker breaches or otherwise fails to comply with any covenant or condition of the Agreement; (iii) any statement, representation or warranty made by Maker in connection with this Note, which includes, without limitation, the representations and warranties set forth in the Agreement, proves to have been untrue, incorrect, misleading, or incomplete in any material respect as of the date made, and the same then has a material adverse effect upon the interests of Holder under this Note; or (iv) Marshall T. Leeds and Joel E. Marks, considered together, (A) do not own beneficially the single largest block of Maker's outstanding voting securities and (B) do not have the legal right to cause the election of at least one-half (1/2) of the members of the board of directors of Maker; then, upon the occurrence of any such Default which continues for a period of five
     (5) business days after the receipt by Maker of written notice thereof from Holder, Holder, at its option, (x) may declare the entire unpaid principal amount outstanding hereunder, together with interest accrued thereon, immediately due and payable, or (y) may elect not to accelerate the amounts due hereunder, but instead increase the interest rate under this Note up to the Default Rate of Interest

     Except as provided in the preceding paragraph, Maker hereby waives demand, presentment, notice of non-payment, dishonor, and protest.

     Upon the occurrence and continuation of an Event of Default, (i) Holder may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement, or other provision contained herein or in the Agreement or to enforce the payment of this Note or any other legal or equitable right or remedy; (ii) no right or remedy herein conferred upon Holder is intended to be exclusive of any other right or remedy contained herein or in the Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute or otherwise; and (iii) no course of dealing between Maker and Holder or any failure or delay on the part of Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Holder, and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

     Holder at any time may waive any Default or any Event of Default that shall have occurred and any of its consequences, in which case the parties hereto shall be restored to their former positions and rights and obligations hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon, and no such waiver shall be effective unless it is in a written document executed by a duly authorized officer of Holder.

     In case this Note is collected by or through an attorney-at-law, all costs of collection, including reasonable attorney's fees actually incurred, shall be paid by Maker.

     Time is of the essence.

     The provisions of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida and the Federal law of the United States. In the event of conflict between Florida and Federal laws, the Federal law shall supersede and control. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     This Note may not be amended or modified, nor shall any waiver of any provisions hereof be effective, except by an instrument in writing executed by the Holder. Maker has executed this Note as principal and not as surety or accommodation party.

     This Note shall be non-negotiable.

     The word "Holder" as used herein shall include permitted transferees, successors, and assigns of Holder, and all rights of Holder hereunder shall inure to the benefit of its permitted transferees, successors, and assigns. All obligations of Maker shall bind its legal representatives, successors, and assigns.

     MAKER, BY EXECUTION HEREOF, AND HOLDER, BY ACCEPTANCE HEREOF, MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BY OR BETWEEN THEM, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS, THIRD PARTY CLAIMS, AND INTERVENOR'S CLAIMS, WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF THE TRANSACTIONS TO WHICH THIS NOTE RELATES.

                                 "Maker"

                               JW CHARLES FINANCIAL SERVICES, INC.


(CORPORATE SEAL)
                               By:  ___________________________________
                                     Marshall T. Leeds
                                     President and Chief Financial
                                        Officer




STATE OF FLORIDA

COUNTY OF PALM BEACH

     SWORN TO AND SUBSCRIBED before me this __th day of June, 1996, by Marshall T. Leeds, as President and Chief Executive Officer of JW Charles Financial Services, Inc., a Florida corporation, on behalf of the corporation.


______________________
Notary Public

My Commission Expires: